                                                                    EXHIBIT 11.0

                             SUN MICROSYSTEMS, INC.

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                  (unaudited)

                    (in thousands, except per share amounts)

PRIMARY
- ------------------------
                                               THREE MONTHS ENDED               NINE MONTHS ENDED
                                            -----------------------         ------------------------
                                              APRIL 2,      MARCH 27,        APRIL 2,       MARCH 27,
                                               1995           1994            1995            1994
                                            ---------       --------        ---------       --------

Net income                                   $107,547        $57,481        $227,598        $117,911
                                             ========        =======        ========        ========

Weighted average common
shares outstanding                             95,444         93,739          95,007          95,618

Common-equivalent shares
attributable to stock options and warrants      3,253          1,781           2,843           1,697

Total common and
common-equivalent shares
outstanding                                    98,697         95,520          97,850          97,315
                                             ========        =======        ========        ========

Net income per common and
common-equivalent share                      $   1.09        $  0.60        $   2.32        $   1.21
                                             ========        =======        ========        ========

                             SUN MICROSYSTEMS, INC.

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                  (unaudited)

                    (in thousands, except per share amounts)

FULLY DILUTED
- -----------------------
                                             THREE MONTHS ENDED              NINE MONTHS ENDED
                                           -----------------------        ------------------------
                                            APRIL 2,      MARCH 27,        APRIL 2,       MARCH 27,
                                             1995           1994            1995            1994
                                           ---------      --------        ---------       --------
Net income                                 $107,547        $57,481        $227,598        $117,911
                                           ========        =======        ========        ========

Weighted average common
shares outstanding                           95,444         93,739          95,007          95,618

Common-equivalent shares attributable
to stock options and warrants                 3,267          1,810           2,927           1,783

Total common and
common-equivalent shares
outstanding                                  98,711         95,549          97,934          97,401
                                           ========        =======        ========        ========

Net income per common and
common-equivalent share                    $   1.09        $  0.60        $   2.32        $   1.21
                                           ========        =======        ========        ========